GAMING AND LEISURE PROPERTIES, INC. REPORTS SECOND QUARTER 2022 RESULTS AND INITIATES 2022 FULL YEAR AFFO GUIDANCE

WYOMISSING, PA — July 28, 2022 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI” or the “Company”) today announced financial results for the quarter ended June 30, 2022.

Financial Highlights

	Three Months Ended June 30,
(in millions, except per share data)	2022	2021
Total Revenue	$326.5	$317.8
Income from Operations	$237.1	$212.1
Net Income	$155.8	$138.2
FFO (1) (4)	$215.3	$195.1
AFFO (2) (4)	$231.6	$203.8
Adjusted EBITDA (3) (4)	$307.6	$276.2
Net income, per diluted common share and OP units(4)	$0.61	$0.59
FFO, per diluted common share and OP units (4)	$0.84	$0.83
AFFO, per diluted common share and OP units (4)	$0.91	$0.87

(1)  Funds from Operations ("FFO") is net income, excluding (gains) or losses from dispositions of property and real estate depreciation as defined by NAREIT.

(2)  Adjusted Funds From Operations ("AFFO") is FFO, excluding, as applicable to the particular period, stock based compensation expense; the amortization of debt issuance costs, bond premiums and original issuance discounts; other depreciation; amortization of land rights; accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; impairment charges; straight-line rent adjustments; gains on sales of operations, net of tax; losses on debt extinguishment; and provision for credit losses, net; reduced by capital maintenance expenditures.

(3)  Adjusted EBITDA is net income, excluding, as applicable to the particular period, interest, net; income tax expense; real estate depreciation; other depreciation; (gains) or losses from dispositions of property and gains on sale of operations net of tax; stock based compensation expense, straight-line rent adjustments, amortization of land rights, accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; impairment charges; losses on debt extinguishment and provision for credit losses, net.

(4)  Metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests.

Peter Carlino, Chairman and Chief Executive Officer of GLPI, commented, "GLPI’s record second quarter results and our ongoing momentum highlight the value of our strategic, accretive approach to the expansion and diversification of our portfolio of top-performing regional gaming assets managed by leading operators, while carefully managing our capital structure and cost of capital. We continue to benefit from new and innovative growth opportunities with existing and new tenants, while driving increased capital returns to shareholders in the form of growing dividends. Given the predictability of our rental revenue streams, we believe the resiliency of our portfolio will be highlighted in the current economic environment.

“Our second quarter growth initiatives include the completion of the acquisition of the land and real estate assets of Bally’s Corporation’s (NYSE: BALY) (“Bally’s”) three casinos in Black Hawk, CO and Bally’s Quad Cities Casino & Hotel in Rock Island, IL for $150 million. With strong rent coverage and an accretive cap rate, the transaction meets our criteria for portfolio expansion while further diversifying our master lease.

“In late June, we again expanded our Bally’s relationship and agreed to acquire, in an accretive transaction, the real estate of Bally’s two Rhode Island casino properties – Bally’s Twin River Lincoln Casino Resort and Bally’s Tiverton Casino & Hotel – for $1.0 billion. Both properties are expected to be added to the existing Bally’s Master Lease with an additional annual rental stream of $76.3 million for GLPI. We believe this transaction is evidence of the strong, supportive, long-term relationships we build with our tenants and we are delighted to further our association with Bally’s. These assets generate excellent operating results as they are the only two gaming facilities in Rhode Island, and the transaction affords GLPI additional geographic diversity as the state would represent our 18th U.S. jurisdiction. Importantly, this transaction features a conservative rent and a master lease structure that offers us material downside protection while presenting GLPI with an opportunity for additional long-term growth. Reflecting our innovation and flexibility when transacting with our tenants, and as disclosed when the transaction was announced, if requisite third-party consents and approvals for our acquisition of Bally’s Twin River Lincoln are not received on a timely basis, GLPI plans to acquire the real property assets of the Hard Rock Hotel & Casino Biloxi in Mississippi and Bally’s Tiverton Casino & Hotel for $635 million. Under this alternative structure, we would have the option to acquire the real property assets of Bally’s Twin River Lincoln prior to December 31, 2024 for a purchase price of $771 million. In either instance, the transactions are expected to be accretive to GLPI’s AFFO.

“As we look to the second half of 2022, GLPI remains well positioned to deliver record results as we further expand and diversify our portfolio and benefit from recently completed transactions and rent escalators. We are delighted with our growth trajectory and intend to continue to prudently invest in existing and new tenant relationships by sourcing portfolio enhancing, accretive transactions. Our disciplined approach to investing capital, combined with our focus on stable regional gaming markets, supports our confidence that the Company is positioned to perform well and demonstrate the resiliency of our business model in the face of potential recession scenarios. Taken together, we believe these factors will support our ability to increase our cash dividends and drive long-term shareholder value.”

Recent Developments

•On June 28, 2022, the Company announced that it entered into a binding term sheet with Bally's to acquire the real property assets of Bally's Twin River Lincoln Casino Resort ("Lincoln") and Bally's Tiverton Casino & Hotel ("Tiverton"), subject to customary regulatory approvals and, with respect to Lincoln, subject to lender consent. Pursuant to the terms of the transaction, Bally’s would immediately lease back both properties and continue to own, control, and manage all the gaming operations of the facilities on an uninterrupted basis. Total consideration for the acquisition is $1.0 billion which GLPI intends to fund through a mix of debt, equity, and OP units. Both properties are expected to be added to the existing Bally’s Master Lease between GLPI and Bally’s, with incremental rent of $76.3 million.

In connection with GLPI’s commitment to consummate the transaction, it also agreed to pre-fund, at Bally’s election, a deposit of up to $200.0 million, which will be credited or repaid to GLPI at the earlier of closing or December 31, 2023, in either case along with a $9.0 million transaction fee payable at closing.

If all third-party consents and approvals for the acquisition of Lincoln are not timely received, then GLPI would instead acquire the real property assets of the Hard Rock Hotel & Casino Biloxi (“Biloxi”) in Mississippi along with Tiverton, for $635 million, with total annual rent of $48.5 million. In that event, GLPI would also have the option, subject to receipt of required consents, to acquire the real property assets of Lincoln prior to December 31, 2024 for a purchase price of $771 million and additional rent of $58.8 million.

•On July 1, 2022, the Company issued 7,935,000 shares of its common stock, generating proceeds of approximately $351.0 million. The Company intends to contribute the net proceeds to GLP Capital, L.P., the operating partnership of the Company (the "Operating Partnership"), in exchange for common units of limited partnership interests. The Operating Partnership intends to use the net proceeds to partially finance the acquisition of the real property assets of Lincoln and Tiverton as described above.

•On May 13, 2022, the Operating Partnership terminated its credit facility that was scheduled to mature on May 21, 2023 that was guaranteed by the Company and entered into a new credit agreement that provides for a $1.75 billion revolving credit facility with a maturity of 4 years, subject to two six-month extensions at the Operating Partnership's option, and that is guaranteed by the Company. The Company recorded a debt extinguishment charge of $2.2 million in connection with this transaction.

•On April 1, 2022, GLPI completed its previously announced acquisition from Bally's of the land and real estate assets of Bally's three casinos in Black Hawk, Colorado, and Bally's Quad Cities Casino & Hotel in Rock Island, Illinois, for total consideration of $150 million. These properties were added to the Bally's Master Lease, with the rent for the Bally's Master Lease increased by $12.0 million on an annual basis. The rent is subject to contractual escalations based on the Consumer Price Index ("CPI"), with a 1% floor and a 2% ceiling, subject to the CPI meeting a 0.5% threshold.

•On April 13, 2021, Bally’s agreed to acquire both GLPI’s non-land real estate assets and Penn National Gaming, Inc.'s (NASDAQ: PENN) ("Penn") outstanding equity interests in Tropicana Las Vegas Hotel and Casino, Inc. ("Tropicana Las Vegas") for an aggregate cash acquisition price of $150 million. GLPI will retain ownership of the land and concurrently enter into a 50-year ground lease with Bally's for an initial annual rent of $10.5 million. The ground lease will be supported by a Bally’s corporate guarantee and cross-defaulted with the Bally’s Master Lease. The transaction is expected to close in the second half of 2022.

•On March 1, 2022, GLPI completed the acquisition of the land and real estate assets of Live! Casino & Hotel Philadelphia ("Live! Philadelphia") and Live! Casino Pittsburgh ("Live! Pittsburgh") from Cordish for total consideration of approximately $689 million (inclusive of transaction costs). The Company funded the acquisition by assuming approximately $423 million in debt (which the Company repaid) and issuing approximately $137 million of operating partnership units (approximately 3.0 million total units), with the balance paid from cash on hand, which was in part generated by its December 2021 issuance of senior unsecured notes and common stock.

•Simultaneous with the March 1, 2022 closing of the above transaction, the Company entered into a master lease with Cordish (the "Pennsylvania Live! Master Lease"), pursuant to which Cordish will continue its ownership, control and management of the operations of Live! Philadelphia and Live! Pittsburgh. The Pennsylvania Live! Master Lease has an initial annual rent of $50.0 million and an initial term of 39 years, with a maximum term of 60 years, inclusive of tenant renewal options, as well as a fixed annual lease escalation of 1.75% on the entirety of rent commencing on the lease's second anniversary.

•On December 29, 2021, the Company completed the acquisition of the land and real estate assets of Live! Casino & Hotel Maryland ("Live! Maryland") from Cordish for total consideration of $1.16 billion (inclusive of transaction costs). Cordish and the Company entered into a lease with Cordish (the "Maryland Live! Lease"), pursuant to which Cordish will continue its ownership, control and management of the operations of Live! Maryland. The Maryland Live! Lease has an initial annual rent of $75 million and an initial term of 39 years, with a maximum term of 60 years, inclusive of tenant renewal options, as well as a fixed annual lease escalation of 1.75% on the entirety of rent commencing on the leases' second anniversary. The transaction also includes a partnership on future Cordish casino developments, as well as potential financing partnerships between GLPI and Cordish in other areas of Cordish's portfolio of real estate and operating businesses. GLPI funded the transaction by assuming $363 million in debt, which was repaid, and issuing $205 million of operating partnership units (4.35 million total units), with the balance of the consideration from cash on hand, which in part was generated by GLPI's December 2021 issuance of senior unsecured notes and common stock.

Dividends
On May 9, 2022, the Company's Board of Directors declared the second quarter dividend of $0.705 per common share, which was paid on June 24, 2022 to shareholders of record on June 10, 2022. The 2021 second quarter cash dividend was $0.67 per common share.

2022 Guidance

Reflecting the current operating and competitive environment, the Company is providing AFFO guidance for the full year 2022 based on the following assumptions and other factors:

•The guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions (other than Tropicana Las Vegas which is scheduled to close in the second half of 2022), future capital markets activity, or other future non-recurring transactions.
•The weighted average shares for the guidance reflects the issuance of 7,935,000 shares of common stock that was issued on July 1, 2022.
•The guidance takes into consideration the current interest rate environment and an anticipated rise in the Company's weighted average cost of capital.

•The guidance assumes there will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape or other circumstances beyond our control that may adversely affect the Company's results of operations.

The Company estimates AFFO for the year ending December 31, 2022 will be between $908 million and $920 million, or between $3.50 and $3.54 per diluted share and OP units.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, provision for credit losses, net, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. In particular, the Company is unable to predict with reasonable certainty the amount of the change in the provision for credit losses, net, under ASU No. 2016-13 - Financial Instruments - Credit Losses ("ASC 326") in future periods. The non-cash change in the provision for credit losses under ASC 326 with respect to future periods is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including the performance and future outlook of our tenant's operations for our leases that are accounted for as Investment in leases, financing receivables, as well as broader macroeconomic factors and future predictions of such factors. As a result, forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Portfolio Update

GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements. As of June 30, 2022, GLPI's portfolio consisted of interests in 57 gaming and related facilities, including approximately 35 acres of real estate at Tropicana Las Vegas, the real property associated with 34 gaming and related facilities operated by Penn (excluding the Tropicana Las Vegas), the real property associated with 7 gaming and related facilities operated by Caesars Entertainment, Inc. (NASDAQ: CZR) ("Caesars"), the real property associated with 4 gaming and related facilities operated by Boyd Gaming Corporation (NYSE: BYD) ("Boyd"), the real property associated with 6 gaming and related facilities operated by Bally's, the real property associated with 3 gaming and related facilities operated by Cordish and the real property associated with 2 gaming and related facilities operated by Casino Queen. These facilities are geographically diversified across 17 states and contain approximately 29.0 million square feet of improvements.

Conference Call Details

The Company will hold a conference call on July 29, 2022, at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 1-877/407-0784
International: 1-201/689-8560

Conference Call Playback:
Domestic: 1-844/512-2921
International: 1-412/317-6671
Passcode: 13731677
The playback can be accessed through Friday, August 5, 2022.

Webcast
The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary software. A replay of the call will also be available for 90 days thereafter on the Company’s website.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Rental income	$289,574	$274,102	$577,351	$537,944
Interest income from investment in leases, financing receivables	36,939	—	64,128	—
Total income from real estate	326,513	274,102	641,479	537,944
Gaming, food, beverage and other	—	43,659	—	81,360
Total revenues	326,513	317,761	641,479	619,304

Operating expenses
Gaming, food, beverage and other	—	22,382	—	42,308
Land rights and ground lease expense	11,720	8,191	25,424	14,924
General and administrative	12,212	16,821	27,944	32,903
(Gains) or losses from dispositions of property	—	93	(51)	93
Impairment charge on land	3,298	—	3,298	—
Depreciation	59,964	58,150	119,093	116,851
Provision for credit losses, net	2,222	—	28,878	—
Total operating expenses	89,416	105,637	204,586	207,079
Income from operations	237,097	212,124	436,893	412,225

Other income (expenses)
Interest expense	(78,257)	(70,413)	(156,179)	(140,826)
Interest income	102	54	124	178
Losses on debt extinguishment	(2,189)	—	(2,189)	—
Total other expenses	(80,344)	(70,359)	(158,244)	(140,648)

Income before income taxes	156,753	141,765	278,649	271,577
Income tax expense	966	3,549	1,170	6,177
Net income	$155,787	$138,216	$277,479	$265,400
Less: Net income attributable to noncontrolling interest in Operating Partnership	(4,473)	—	$(6,897)	—
Net income attributable to common shareholders	$151,314	$138,216	$270,582	$265,400

Earnings per common share:
Basic earnings attributable to common shareholders	$0.61	$0.59	$1.09	$1.14
Diluted earnings attributable to common shareholders	$0.61	$0.59	$1.09	$1.14

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Current Year Revenue Detail
(in thousands) (unaudited)

Three Months Ended June 30, 2022	Building base rent	Land base rent	Percentage rent	Total cash income	Straight-line rent adjustments	Ground rent in revenue	Accretion on financing leases	Other rental revenue	Total income from real estate
Penn Master Lease	$71,248	$23,492	$25,102	$119,842	$(7,144)	$647	$—	$—	$113,345
Amended Pinnacle Master Lease	58,709	17,814	7,007	83,530	(373)	2,012	—	—	85,169
Penn Meadows Lease	3,952	—	2,262	6,214	572	—	—	110	6,896
Penn Morgantown Lease	—	762	—	762	—	—	—	—	762
Penn Perryville Lease	1,457	485	—	1,942	60	—	—	—	2,002
Caesars Master Lease	15,628	5,932	—	21,560	2,590	378	—	—	24,528
Lumiere Place Lease	5,773	—	—	5,773	544	—	—	—	6,317
BYD Master Lease	19,546	2,947	2,531	25,024	574	433	—	—	26,031
BYD Belterra Lease	691	474	467	1,632	—	—	—	—	1,632
Bally's Master Lease	13,000	—	—	13,000	—	2,343	—	—	15,343
Maryland Live! Lease	18,750	—	—	18,750	—	2,162	3,114	—	24,026
Pennsylvania Live! Master Lease	12,500	—	—	12,500	—	295	2,026	—	14,821
Casino Queen Master Lease	5,530	—	—	5,530	111	—	—	—	5,641
Total	$226,784	$51,906	$37,369	$316,059	$(3,066)	$8,270	$5,140	$110	$326,513

Six Months Ended June 30, 2022	Building base rent	Land base rent	Percentage rent	Total cash income	Straight-line rent adjustments	Ground rent in revenue	Accretion on financing leases	Other rental revenue	Total income from real estate
Penn Master Lease	$142,497	$46,984	$48,739	$238,220	$(4,912)	$1,325	$—	$—	$234,633
Amended Pinnacle Master Lease	116,645	35,628	13,702	165,975	(5,210)	3,884	—	—	164,649
Penn Meadows Lease	7,905	—	4,523	12,428	1,144	—	—	244	13,816
Penn Morgantown Lease	—	1,524	—	1,524	—	—	—	—	1,524
Penn Perryville Lease	2,914	971	—	3,885	120	—	—	—	4,005
Caesars Master Lease	31,257	11,864	—	43,121	5,179	756	—	—	49,056
Lumiere Place Lease	11,545	—	—	11,545	1,088	—	—	—	12,633
BYD Master Lease	38,835	5,893	4,992	49,720	1,148	865	—	—	51,733
BYD Belterra Lease	1,373	947	921	3,241	(303)	—	—	—	2,938
Bally's Master Lease	23,000	—	—	23,000	—	4,521	—	—	27,521
Maryland Live! Lease	37,500	—	—	37,500	—	4,256	6,173	—	47,929
Pennsylvania Live! Master Lease	16,667	—	—	16,667	—	401	2,692	—	19,760
Casino Queen Master Lease	11,059	—	—	11,059	223	—	—	—	11,282
Total	$441,197	$103,811	$72,877	$617,885	$(1,523)	$16,008	$8,865	$244	$641,479

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$155,787	$138,216	$277,479	$265,400
(Gains) or losses from dispositions of property	—	93	(51)	93
Real estate depreciation	59,494	56,783	118,153	113,172
Funds from operations	$215,281	$195,092	$395,581	$378,665
Straight-line rent adjustments	3,066	(828)	1,523	(1,656)
Other depreciation (1)	470	1,367	940	3,679
Provision for credit losses, net	2,222	—	28,878	—
Amortization of land rights	3,290	3,006	9,280	5,849
Amortization of debt issuance costs, bond premiums and original issuance discounts	2,479	2,470	5,250	4,940
Stock based compensation	4,308	3,612	11,908	9,400
Impairment charge on land	3,298	—	3,298	—
Losses on debt extinguishment	2,189	—	2,189	—
Accretion on investment in leases, financing receivables	(5,140)	—	(8,865)	—
Non-cash adjustment to financing lease liabilities	115	—	239	—
Capital maintenance expenditures (2)	(21)	(914)	(36)	(1,352)
Adjusted funds from operations	$231,557	$203,805	$450,185	$399,525
Interest, net (3)	77,490	$70,359	154,720	140,648
Income tax expense	966	$3,549	1,170	6,177
Capital maintenance expenditures (2)	21	$914	36	1,352
Amortization of debt issuance costs, bond premiums and original issuance discounts	(2,479)	$(2,470)	(5,250)	(4,940)
Adjusted EBITDA	$307,555	$276,157	$600,861	$542,762

Net income, per diluted common share and OP units	$0.61	$0.59	$1.09	$1.14
FFO, per diluted common share and OP units	$0.84	$0.83	$1.55	$1.62
AFFO, per diluted common share and OP units	$0.91	$0.87	$1.77	$1.71

Weighted average number of common shares OP units outstanding
Diluted common shares	248,361,281	234,050,329	248,321,517	233,768,296
OP units	7,366,683	—	6,382,945	—
Diluted common shares and OP units	255,727,964	234,050,329	254,704,462	233,768,296

(1) Other depreciation includes both real estate and equipment depreciation from the Company's operations at Hollywood Casino Perryville and Hollywood Casino Baton Rouge which were sold in 2021, as well as equipment depreciation from the real estate investment trust ("REIT") subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

(3) Current year amount excludes non-cash interest expense gross up related to the ground lease for the Live! Maryland property.

Reconciliation of Cash Net Operating Income
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Adjusted EBITDA	$307,555	$600,861
General and administrative expenses	12,212	27,944
Stock based compensation	(4,308)	(11,908)
Cash net operating income (1)	$315,459	$616,897

(1) Cash net operating income is rental and other property income less cash property level expenses.

Gaming and Leisure Properties, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Real estate investments, net	$7,812,645	$7,777,551
Investment in leases, financing receivables, net	1,870,639	1,201,670
Assets held for sale	81,228	77,728
Right-of-use assets and land rights, net	841,537	851,819
Cash and cash equivalents	6,286	724,595
Other assets	45,399	57,086
Total assets	$10,657,734	$10,690,449

Liabilities
Accounts payable, dividend payable and accrued expenses	$6,495	$63,543
Accrued interest	85,060	71,810
Accrued salaries and wages	3,567	6,798
Operating lease liabilities	182,900	183,945
Financing lease liabilities	53,548	53,309
Long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts	6,522,306	6,552,372
Deferred rental revenue	330,591	329,068
Other liabilities	24,605	39,464
Total liabilities	7,209,072	7,300,309

Equity
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued or outstanding at June 30, 2022 and December 31, 2021)	—	—
Common stock ($.01 par value, 500,000,000 shares authorized, 247,544,343 and 247,206,937 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	2,475	2,472
Additional paid-in capital	4,953,946	4,953,943
Accumulated deficit	(1,846,549)	(1,771,402)
Total equity attributable to Gaming and Leisure Properties	3,109,872	3,185,013
Noncontrolling interests in GLPI's Operating Partnership (7,366,683 units and 4,348,774 units outstanding at June 30, 2022 and December 31, 2021, respectively)	338,790	205,127
Total equity	3,448,662	3,390,140
Total liabilities and equity	$10,657,734	$10,690,449

Debt Capitalization

The Company’s debt structure as of June 30, 2022 was as follows:

	Years to Maturity	Interest Rate	Balance
			(in thousands)
Unsecured $1,750 Million Revolver Due May 2026	3.9	2.64% (1)	394,000
Senior Unsecured Notes Due November 2023	1.3	5.38%	500,000
Senior Unsecured Notes Due September 2024	2.2	3.35%	400,000
Senior Unsecured Notes Due June 2025	2.9	5.25%	850,000
Senior Unsecured Notes Due April 2026	3.8	5.38%	975,000
Senior Unsecured Notes Due June 2028	5.9	5.75%	500,000
Senior Unsecured Notes Due January 2029	6.6	5.30%	750,000
Senior Unsecured Notes Due January 2030	7.6	4.00%	700,000
Senior Unsecured Notes Due January 2031	8.6	4.00%	700,000
Senior Unsecured Notes Due January 2032	9.6	3.25%	800,000
Other	4.2	4.78%	655
Total long-term debt			6,569,655
Less: unamortized debt issuance costs, bond premiums and original issuance discounts			(47,349)
Total long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts			6,522,306
Weighted average	5.5	4.54%

(1)    Rate above includes the facility fee on the commitments under the Credit Agreement, which is due regardless of usage, at a rate that ranges from 0.125% to 0.3% per annum, depending on the credit rating assigned to the Credit Agreement from time to time. The current facility fee rate is 0.25%.

Rating Agency - Issue Rating

Rating Agency	Rating
Standard & Poor's	BBB-
Fitch	BBB-
Moody's	Ba1

Properties

Description	Location	Date Acquired	Tenant/Operator
PENN Master Lease (19 Properties)
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	11/1/2013	PENN
Hollywood Casino Aurora	Aurora, IL	11/1/2013	PENN
Hollywood Casino Joliet	Joliet, IL	11/1/2013	PENN
Argosy Casino Alton	Alton, IL	11/1/2013	PENN
Hollywood Casino Toledo	Toledo, OH	11/1/2013	PENN
Hollywood Casino Columbus	Columbus, OH	11/1/2013	PENN
Hollywood Casino at Charles Town Races	Charles Town, WV	11/1/2013	PENN
Hollywood Casino at Penn National Race Course	Grantville, PA	11/1/2013	PENN
M Resort	Henderson, NV	11/1/2013	PENN
Hollywood Casino Bangor	Bangor, ME	11/1/2013	PENN
Zia Park Casino	Hobbs, NM	11/1/2013	PENN
Hollywood Casino Gulf Coast	Bay St. Louis, MS	11/1/2013	PENN
Argosy Casino Riverside	Riverside, MO	11/1/2013	PENN
Hollywood Casino Tunica	Tunica, MS	11/1/2013	PENN
Boomtown Biloxi	Biloxi, MS	11/1/2013	PENN
Hollywood Casino St. Louis	Maryland Heights, MO	11/1/2013	PENN
Hollywood Gaming Casino at Dayton Raceway	Dayton, OH	11/1/2013	PENN
Hollywood Gaming Casino at Mahoning Valley Race Track	Youngstown, OH	11/1/2013	PENN
1st Jackpot Casino	Tunica, MS	5/1/2017	PENN
Amended Pinnacle Master Lease (12 Properties)
Ameristar Black Hawk	Black Hawk, CO	4/28/2016	PENN
Ameristar East Chicago	East Chicago, IN	4/28/2016	PENN
Ameristar Council Bluffs	Council Bluffs, IA	4/28/2016	PENN
L'Auberge Baton Rouge	Baton Rouge, LA	4/28/2016	PENN
Boomtown Bossier City	Bossier City, LA	4/28/2016	PENN
L'Auberge Lake Charles	Lake Charles, LA	4/28/2016	PENN
Boomtown New Orleans	New Orleans, LA	4/28/2016	PENN
Ameristar Vicksburg	Vicksburg, MS	4/28/2016	PENN
River City Casino & Hotel	St. Louis, MO	4/28/2016	PENN
Jackpot Properties (Cactus Petes and Horseshu)	Jackpot, NV	4/28/2016	PENN
Plainridge Park Casino	Plainridge, MA	10/15/2018	PENN
CZR Master Lease (6 Properties)
Tropicana Atlantic City	Atlantic City, NJ	10/1/2018	CZR
Tropicana Laughlin	Laughlin, NV	10/1/2018	CZR
Trop Casino Greenville	Greenville, MS	10/1/2018	CZR
Belle of Baton Rouge	Baton Rouge, LA	10/1/2018	CZR
Isle Casino Hotel Bettendorf	Bettendorf, IA	12/18/2020	CZR
Isle Casino Hotel Waterloo	Waterloo, IA	12/18/2020	CZR
BYD Master Lease (3 Properties)
Belterra Casino Resort	Florence, IN	4/28/2016	BYD
Ameristar Kansas City	Kansas City, MO	4/28/2016	BYD
Ameristar St. Charles	St. Charles, MO	4/28/2016	BYD
Bally's Master Lease (6 Properties)
Tropicana Evansville	Evansville, IN	06/03/2021	BALY
Dover Downs	Dover, DE	06/03/2021	BALY
Black Hawk (Black Hawk North, West and East casinos)	Black Hawk, CO	04/01/2022	BALY
Quad Cities Casino & Hotel	Rock Island, IL	04/01/2022	BALY
Casino Queen Master Lease (2 Properties)
Casino Queen	East St. Louis	1/23/2014	Casino Queen
Hollywood Casino Baton Rouge	Baton Rouge, LA	12/17/2021	Casino Queen
Pennsylvania Live! Master Lease (2 Properties)
Live! Casino & Hotel Philadelphia	Philadelphia, PA	3/1/2022	Cordish
Live! Casino Pittsburgh	Greensburg, PA	3/1/2022	Cordish

Single Asset Leases
Belterra Park Gaming & Entertainment Center	Cincinnati, OH	10/15/2018	BYD
Lumière Place	St. Louis, MO	10/1/2018	CZR
The Meadows Racetrack and Casino	Washington, PA	9/9/2016	PENN
Hollywood Casino Morgantown	Morgantown, PA	10/1/2020	PENN
Hollywood Casino Perryville	Perryville, MD	7/1/2021	PENN
Live! Casino Maryland	Hanover, MD	12/29/2021	Cordish

TRS Segment
Tropicana Las Vegas	Las Vegas, NV	4/16/2020	PENN

Lease Information

	Master Leases
	PENN Master Lease	PENN Amended Pinnacle Master Lease	Caesars Amended and Restated Master Lease	BYD Master Lease	Bally's Master Lease	Casino Queen Master Lease	Pennsylvania Live! Master Lease operated by Cordish
Property Count	19	12	6	3	6	2	2
Number of States Represented	10	8	5	2	4	2	1
Commencement Date	11/1/2013	4/28/2016	10/1/2018	10/15/2018	6/3/2021	12/17/2021	3/1/2022
Lease Expiration Date	10/31/2033	4/30/2031	9/30/2038	04/30/2026	06/02/2036	12/17/2036	3/31/2061
Remaining Renewal Terms	15 (3x5 years)	20 (4x5 years)	20 (4x5 years)	25 (5x5 years)	20 (4x5 years)	20 (4X5 years)	21 (1 x 11 years, 1 x 10 years)
Corporate Guarantee	Yes	Yes	Yes	No	Yes	Yes	No
Master Lease with Cross Collateralization	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Technical Default Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.1	1.2	1.2	1.4	1.35 (1)	1.4	1.4
Competitive Radius Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%	2%	(3)	2%	(4)	(5)	1.75% (6)
Coverage ratio at March 31, 2022 (2)	2.29	2.34	2.66	2.89	N/A	3.12	N/A
Minimum Escalator Coverage Governor	1.8	1.8	N/A	1.8	N/A	N/A	N/A
Yearly Anniversary for Realization	November	May	October	May	June	December	March 2024
Percentage Rent Reset Details
Reset Frequency	5 years	2 years	N/A	2 years	N/A	N/A	N/A
Next Reset	November 2023	May 2024	N/A	May 2024	N/A	N/A	N/A

(1)    The Bally's Master Lease ratio declines to 1.20 once annual rent reaches $60 million.

(2)    Information with respect to our tenants' rent coverage over the trailing twelve months was provided by our tenants as of March 31, 2022. Casino Queen Master Lease is calculated on a proforma basis for the addition of Hollywood Casino Baton Rouge. GLPI has not independently verified the accuracy of the tenants' information and therefore makes no representation as to its accuracy.

(3)    Building base rent will be increased by 1.25% annually in the 5th and 6th lease year, 1.75% in the 7th and 8th lease year, and 2% in the 9th lease year and each year thereafter.

(4)    If the CPI increase is at least 0.5% for any lease year, then the rent under the Bally's Master Lease shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(5)    Rent increases by 0.5% for the first six years. Beginning in the seventh lease year through the remainder of the lease term, if the CPI increases by at least 0.25% for any lease year then annual rent shall be increased by 1.25%, and if the CPI is less than 0.25% then rent will remain unchanged for such lease year.

(6)     Effective on the second anniversary of the commencement date of the lease.

Lease Information

Single Property Leases
	Belterra Park Lease operated by BYD	Meadows Lease operated by PENN	Lumière Place Lease operated by CZR	Morgantown Lease operated by PENN	Perryville Lease operated by PENN	Live! Casino & Hotel Maryland operated by Cordish
Commencement Date	10/15/2018	9/9/2016	9/29/2020	10/1/2020	7/1/2021	12/29/2021
Lease Expiration Date	04/30/2026	9/30/2026	10/31/2033	10/31/2040	6/30/2041	12/31/2060
Remaining Renewal Terms	25 (5x5 years)	19 (3x5years, 1x4 years)	20 (4x5 years)	30 (6x5 years)	15 (3x5 years)	21 (1 x 11 years, 1 x 10 years)
Corporate Guarantee	No	Yes	Yes	Yes	Yes	No
Technical Default Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.4	1.2	1.2	N/A	1.2	1.4
Competitive Radius Landlord Protection	Yes	Yes	Yes	N/A	Yes	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%	5% (1)	1.25% (2)	1.5% (3)	1.5% (4)	1.75% (5)
Coverage ratio at March 31, 2022 (6)	4.76	1.90	2.59	N/A	N/A	N/A
Minimum Escalator Coverage Governor	1.8	2.0	N/A	N/A	N/A	N/A
Yearly Anniversary for Realization	May	October	October	December	July	January 2024
Percentage Rent Reset Details
Reset Frequency	2 years	2 years	N/A	N/A	N/A	N/A
Next Reset	May 2024	October 2022	N/A	N/A	N/A	N/A

(1)    Meadows contains an annual escalator for up to 5% of the base rent, if certain rent coverage ratio thresholds are met, which remains at 5% until the earlier of 10 years or the year in which total rent is $31 million, at which point the escalator is reduced to 2%.

(2)    For the second through fifth lease years, after which time the annual escalation becomes 1.75% for the 6th and 7th lease years and then 2% for the remaining term of the lease.

(3)    Increases by 1.5% on the opening date (which occurred on December 22, 2021) and for the first three lease years. Commencing on the fourth anniversary of the opening date and for each anniversary thereafter, if the CPI increase is at least 0.5% for any lease year, the rent for such lease year shall increase by 1.25% of rent as of the immediately preceding lease year, and if the CPI increase is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(4)    Building base rent increases for the second through fourth lease years, after which time the annual escalation becomes 1.25% to the extent CPI for the preceding lease year is at least 0.5%.

(5)     Effective on the second anniversary of the commencement date of the lease.

(6)    Information with respect to our tenants' rent coverage over the trailing twelve months was provided by our tenants as of March 31, 2022. GLPI has not independently verified the accuracy of the tenants' information and therefore makes no representation as to its accuracy.

Disclosure Regarding Non-GAAP Financial Measures

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI, which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance, which is used for a bonus metric. These metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests. The Company believes FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. Cash NOI is rental and other property income, less cash property level expenses. Cash NOI excludes depreciation, the amortization of land rights, real estate general and administrative expenses, other non-routine costs and the impact of certain generally accepted accounting principles (“GAAP”) adjustments to rental revenue, such as straight-line rent adjustments and non-cash ground lease income and expense. It is management's view that Cash NOI is a performance measure used to evaluate the operating performance of the Company’s real estate operations and provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis.

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI are non-GAAP financial measures that are considered supplemental measures for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding (gains) or losses from dispositions of property and real estate depreciation.  We have defined AFFO as FFO excluding, as applicable to the particular period, stock based compensation expense, the amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, impairment losses, straight-line rent adjustments, (gains) or losses on sale of operations, net of tax, losses on debt extinguishment, and provision for credit losses, net, reduced by capital maintenance expenditures. We have defined Adjusted EBITDA as net income excluding, as applicable to the particular period, interest, income tax expense, real estate depreciation, other depreciation, gains or losses from dispositions of property and gains or losses on sales of operations, net of tax, stock based compensation expense, straight-line rent adjustments, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, impairment losses, losses on debt extinguishment, and provision for credit losses, net. For financial reporting and debt covenant purposes, the Company includes the amounts of non-cash rents earned in FFO, AFFO, and Adjusted EBITDA. Finally, we have defined Cash NOI as Adjusted EBITDA excluding general and administrative expenses and including, as applicable to the particular period, stock based compensation expense and (gains) or losses from dispositions of property.

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI are not recognized terms under GAAP. These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as an indication of our ability to fund all of our cash needs, including to make cash distributions to our shareholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding our ability to increase AFFO and dividends through portfolio expansion and diversification and the potential impact of future transactions, if any. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: GLPI’s ability to successfully consummate the announced transactions with Bally's, including the ability of the parties to satisfy the various conditions to closing, including receipt of all required regulatory approvals (on the terms agreed upon between the parties) and the receipt of required consents, or other delays or impediments to completing the proposed transaction; the effect of pandemics, such as COVID-19, on GLPI as a result of the impact such pandemics may have on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; the potential negative impact of recent high levels of inflation (which have been exacerbated by the armed conflict between Russia and Ukraine) on our tenants' operations, the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact
Gaming and Leisure Properties, Inc.            Investor Relations
Matthew Demchyk, Chief Investment Officer        Joseph Jaffoni, Richard Land, James Leahy at JCIR
610/401-2900                        212/835-8500
investorinquiries@glpropinc.com                glpi@jcir.com